Exhibit A

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made as of November 30, 2012, by and among INFUSYSTEM HOLDINGS, INC., a Delaware corporation (the “Company”), Wells Fargo Bank, National Association, as “Agent” (as defined under the Credit Agreement (as defined below)) and the stockholders of the Company that have executed a signature page to this Agreement (each referred to herein as a “Supporting Stockholder” and collectively, as the “Supporting Stockholders”).

WHEREAS, each of the Supporting Stockholders is, as of the date hereof, the owner of such number of shares (which may be zero) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), as set forth on Schedule A attached hereto;

WHEREAS, certain of the Supporting Stockholders are also, as of the date hereof, the holders of options to acquire shares of Common Stock;

WHEREAS, on the date hereof, the Company is entering into that certain Credit Agreement dated as of November             , 2012 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among the Company, InfuSystem Holdings USA, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Holdings”), certain subsidiaries of Holdings party thereto as “Borrowers”, the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”), Agent, and certain other parties thereto (the “Credit Agreement”);

WHEREAS, as stockholders or option holders of the Company, the Supporting Stockholders will derive a benefit from the Company and its subsidiaries entering into the Credit Agreement;

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the execution and delivery of the Credit Agreement;

WHEREAS, Article Eighth of the Company’s Certificate of Incorporation (the “Charter”), attached hereto as Exhibit A, contains the following provision (the “Provision”):

“Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation. This Article Eighth is subject to the requirements set forth in Article Fifth, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Fifth;” and

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WHEREAS, the Credit Agreement provides that the Company will seek the approval of its stockholders to amend the Charter to delete the Provision, but does not provide for a date certain by which such approval must be sought.

NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION I - Agreement.

Section 1.1. Agreement to Vote Shares.

(a) Each of the Supporting Stockholders hereby agrees that at any time prior to the termination of this Agreement, if and when the Company solicits the approval of its stockholders to amend the Charter to delete without replacement the Provision (the “Amendment”), and if at such time that a stockholder meeting occurs or a written consent is delivered, such Supporting Stockholder owns Shares (as defined below), such Supporting Stockholder will vote in favor of (whether by voting such Supporting Stockholder’s Shares at a stockholder meeting or by executing a written consent or otherwise) of the Amendment. The parties hereto acknowledge and agree that the Supporting Stockholders have no other obligations hereunder to amend the Charter other than as set forth in the Amendment, and that voting of the Shares to approve the Amendment shall satisfy each Supporting Stockholder’s obligations hereunder.

(b) For the purposes of this Agreement, the term “Shares” shall mean all shares of Common Stock owned of record or beneficially owned by each Supporting Stockholder as of the record date (the “Record Date”) of the stockholder meeting or written consent at or in which the Supporting Stockholder is required to vote his or its shares pursuant to Section 1.1(a) hereof. For clarity, Shares shall include all shares of Common Stock owned of record or beneficially owned by each Supporting Stockholder as of the date of this Agreement and all additional shares of Common Stock of which each Supporting Stockholder acquires, whether by purchase, grant or exercise of any option, warrants or other rights to purchase or otherwise receive shares of Common Stock, prior to the Record Date, and shall not include any shares of Common Stock sold by or otherwise transferred from such Supporting Stockholder prior to the Record Date (which such right to sell or otherwise transfer Shares shall not be infringed by this Agreement) or any unexercised options, warrants or rights to purchase or otherwise receive shares of Common Stock owned of record or beneficially owned by each Supporting Stockholder on the Record Date.

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Section 1.2. Each Supporting Stockholder hereby represents and warrants as follows:

(a) the Supporting Stockholder has the full power and authority to execute and deliver this Agreement and to perform the Supporting Stockholder’s obligations hereunder;

(b) this Agreement has been duly executed and delivered by the Supporting Stockholder and is a valid and legally binding agreement with respect to the Supporting Stockholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles); and

(c) the Supporting Stockholder, as of the date hereof, is the owner of such number of shares of Common Stock (which may be zero) indicated opposite such Supporting Stockholder’s name on Schedule A, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever and, with respect to such shares held as of the date hereof, the Supporting Stockholder has sole, and otherwise unrestricted, voting and investment power, and none of such shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such shares, except as contemplated by this Agreement.

Section 1.3. Agent hereby represents and warrants as follows:

(a) Agent has the full power and authority to execute and deliver this Agreement and to perform Agent’s obligations hereunder; and

(b) this Agreement has been duly executed and delivered by Agent and is a valid and legally binding agreement with respect to Agent, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

SECTION II - Miscellaneous Provisions.

Section 2.1. Termination. This Agreement shall terminate and be of no further force or effect (i) with respect to each Supporting Stockholder, upon the Supporting Shareholder ceasing to either own shares of Common Stock or hold options, warrants or rights to purchase or otherwise receive shares of Common Stock; (ii) as to all parties hereto, upon the approval of the stockholders of the Company of the Amendment; (iii) as to all parties hereto, upon such date as the Credit Agreement shall have been terminated in accordance with it terms; or (iv) upon the execution of a written agreement by all parties hereto. Notwithstanding the preceding sentence, Section II hereof shall survive any termination of this Agreement.

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Section 2.2. Counterparts. This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

Section 2.3. Remedies. It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law).

Section 2.4. Law Governing. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

Section 2.5. Successors and Assigns; Amendments. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

Section 2.6. Third Party Beneficiaries. The Lenders and Agent under the Credit Agreement shall be deemed to be third party beneficiaries of this Agreement.

Section 2.7. Event of Default. The failure of any Supporting Stockholder to vote his or its Shares, if any, in favor of the Amendment shall constitute an event of default under this Agreement (an “Event of Default”).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the date first set forth above.

INFUSYSTEM HOLDINGS, INC.

By:
Name:	Dilip Singh
Title:	Chief Executive Officer

[SIGNATURE PAGE TO VOTING AGREEMENT (AKA SUPPORT AGREEMENT)]

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent

By:
Name:	Stacy Hopkins
Title:	Senior Vice President

[SIGNATURE PAGE TO VOTING AGREEMENT (AKA SUPPORT AGREEMENT)]

BOSTON AVENUE CAPITAL LLC

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT (AKA SUPPORT AGREEMENT)]

MESON CAPITAL PARTNERS LP

By: Meson Capital Partners LLC, its General Partner

By:
Name:	Ryan J. Morris
Title:	Manager

[SIGNATURE PAGE TO VOTING AGREEMENT (AKA SUPPORT AGREEMENT)]

John Climaco, an individual

David Dreyer, an individual

Charles Gillman, an individual

Ryan J. Morris, an individual

Dilip Singh, an individual

Joseph Whitters, an individual

Wayne Yetter, an individual

[SIGNATURE PAGE TO VOTING AGREEMENT (AKA SUPPORT AGREEMENT)]

Schedule A

Supporting Stockholder	Shares of Common Stock Owned as of November , 2012
Boston Avenue Capital LLC	82,327
Meson Capital Partners LP	1,512,450
John Climaco	0
David Dreyer	115,000
Charles Gilman	0
Ryan J. Morris	33,426
Dilip Singh	0
Joseph Whitters	100,000
Wayne Yetter	388,305